As filed with the Securities and Exchange Commission on May 25, 2004
                           Registration No. 333-_____

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                 CNE GROUP, INC.
               (Exact name of registrant as specified in charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   56-2346563
                      (I.R.S. Employee Identification No.)

                              --------------------

                         200 West 57th Street, Suite 507
                            New York, New York 10019
                                 (212) 977-2200

     (Address and telephone number of executive offices and principal place of business)

             George W. Benoit, Chairman and Chief Executive Officer
                                 CNE Group, Inc.
                         200 West 57th Street, Suite 507
                            New York, New York 10019
                                 (212) 977-2200
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                               Barry Feiner, Esq.
                                170 Falcon Court
                            Manhasset, New York 11030
                                 (516) 484-6890

      Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                                                  CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                       Proposed        Proposed
                                                                        Maximum         Maximum
            Title of Each Class of                 Amount to be     Offering Price      Aggregate
          Securities to be Registered               Registered         Per Unit       Offering Price       Amount of
                      (1)                               (2)               (3)              (3)          Registration Fee
=========================================================================================================================
Common Stock, par value $0.00001 (4)                  5,393,594            $0.40        $ 2,157,438       $   273.35
=========================================================================================================================
Common Stock, par value $0.00001 (5)                  5,245,200            $0.40        $ 2,098,080       $   265.83
=========================================================================================================================
Common Stock, par value $0.00001 (6)                  1,978,900            $0.50        $   989,450       $   125.36
=========================================================================================================================
Common Stock, par value $0.00001 (7)                  1,150,000        $    3.00        $ 3,450,000       $   437.12
=========================================================================================================================
Common Stock, par value $0.00001 (8)                     87,500        $    6.00        $   525,000       $    66.18
=========================================================================================================================
Common Stock, par value $0.00001 (9)                    350,000        $    1.00        $   350,000       $    44.35
=========================================================================================================================
Common Stock, par value $0.00001 (10)                    10,000        $    2.50        $    25,000       $     3.17
=========================================================================================================================
Common Stock, par value $0.00001 (11)                    10,000        $    3.00        $    30,000       $     3.80
=========================================================================================================================
Common Stock, par value $0.00001 (12)                    10,000        $    4.00        $    40,000       $     5.07
=========================================================================================================================
Common Stock, par value $0.00001 (13)                    10,000        $    4.50        $    45,000       $     5.70
=========================================================================================================================
Common Stock, par value $0.00001 (14)                    10,000        $    5.00        $    50,000       $     6.34
=========================================================================================================================
Series AA Preferred Stock, par value $0.00001         1,000,000        $    1.00        $ 1,000,000       $   126.70
=========================================================================================================================
Series A Preferred Stock, par value $0.00001
with Class A Warrants attached                        1,628,630        $    1.00        $ 1,628,630       $   206.35
=========================================================================================================================
Series B Preferred Stock, par value $0.00001              4,400        $  100.00        $   440,000       $    55.75
=========================================================================================================================
Series C Preferred Stock, par value $0.00001
with Class C Warrants attached                        9,735,875        $    1.00        $ 9,735,875       $ 1,233.54
=========================================================================================================================
Total                                                26,624,099                         $22,564,473       $ 2,858.92
=========================================================================================================================

(1) This Registration Statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined.

(2) Also being registered, pursuant to Rule 416 of the Securities Act of 1933, is an indeterminate number of additional shares of common stock as may become issuable upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act as follows: (i) with respect to shares of common stock currently held by selling stockholders and to be sold by them, by multiplying the number of such shares by $0.40, the average of the high and low prices of the shares of common stock of the Registrant reported on the American Stock Exchange on May 21, 2004;
      (ii) with respect to the shares of common stock to be sold by selling stockholders which are issuable upon exercise of warrants, by multiplying such number of shares by the higher of the exercise price of the warrants or the $0.40 common share average high and low market price as determined in accordance with (3)(i); and (iii) with respect to the shares of preferred stock and preferred stock with attached warrants to be sold by selling stockholders, by multiplying such number of securities by, $1.00, which is the stated value of each share of such stock and the price at which these shares will be offered for sale pursuant to this Registration Statement .

(4)   Represents common stock currently owned by selling stockholders.

(5) Represents common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $0.3971067 per share.

(6) Represents common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $0.50 per share.

(7) Represents common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $3.00 per share.

(8) Represents common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $6.00 per share.

(9) Represents common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $1.00 per share.

(10) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $2.50 per share.

(11) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $3.00 per share.

(12) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $4.00 per share.

(13) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $4.50 per share.

(14) Represents common stock issuable upon exercise of warrants held by a selling stockholder at an exercise price of $5.00 per share.

      The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                         [Prospectus Cover Page Legend]

      THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES OR ACCEPT OFFERS TO BUY THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

      Subject to Completion dated May 25, 2004

                                 CNE GROUP, INC.

         Common and preferred stock and warrants by selling stockholders

                        --------------------------------

            The selling stockholders or their successors may sell, from time to time, in one or more offerings

      o     5,393,594 shares of common stock currently held by them;

      o 8,861,600 shares of common stock issuable upon exercise of warrants currently held by them;

      o 1,628,630 shares of Series A Preferred Stock and attached Class A Warrants currently held by them;

      o     4,400 shares of Series B Preferred Stock currently held by them;

      o 9,735,875 shares of Series C Preferred Stock and attached Class C Warrants currently held by them; and

      o 1,000,000 shares of Series AA Preferred Stock currently held by them.

      We will not receive proceeds from the sale of shares by our stockholders or the resale of our stockholders' shares that are issued when our warrants are exercised; however, we will receive proceeds from the exercise of our warrants, if and when they are exercised.

                        --------------------------------

      Please see the risk factors beginning on page 4 to read about certain factors you should consider before buying shares of our common and preferred stock and warrants.

                        --------------------------------

      Our common stock is listed on the American Stock Exchange under the symbol CNE. The reported last sale price on the American Stock Exchange on May 21, 2004 was $0.40. There is no public market for our preferred stock or our warrants.

                        --------------------------------

      Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus is ____ __, 2004

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference, contain forward-looking statements within the meaning of Section27A of the Securities Act of 1933. All statements regarding

      o     future events,

      o     our financial performance and operating results,

      o     our business strategy, and

      o     our financing plans

are forward-looking statements. In some cases you can identify forward-looking statements by terminology, such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors, including the risks described in the "Risk Factors" section and elsewhere in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statements.

                               PROSPECTUS SUMMARY
                               ------------------

      Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to CNE Group, Inc. and not to the selling stockholders.

                                 CNE GROUP, INC.

      We are a holding company whose primary operating subsidiary is SRC Technologies, Inc. ("SRC"). SRC has three operating subsidiaries; Connectivity, Inc. ("Connectivity") and Econo-Comm, Inc. ("ECI"), both located in Lauderhill, Florida, and U.S. Commlink, Ltd. ("US Commlink"), located in Livermore, California. ECI conducts business under the name of Mobile Communications and is sometimes referred to herein as "Mobile Comm." These companies, which we acquired on April 23, 2003, market, manufacture, repair and maintain remote radio and cellular-based emergency response products to a variety of federal, state and local government institutions, and other vertical markets throughout the United States. SRC has intellectual property rights to certain key elements of these products - specifically, certain communication, data entry and telemetry devices. In addition, we engage in the business of e-recruiting through our subsidiary, CareerEngine, Inc. The e-recruiting business does not generate a significant part of our revenue, and is not significant to our operations.

      Our corporate executive offices and CareerEngine, Inc. are located at 200 West 57th Street, New York, NY 10019 (212-977-2200). SRC, Connectivity and ECI are located at 3733 NW 16th Street, Lauderhill, FL 33311 (954-587-1414). US Commlink is located at 6244 Preston Avenue, Livermore, CA 94550 (925-960-0097). Our web site address is www.cnegroupinc.com. Information contained on our web site is not part of this prospectus.

                                  RISK FACTORS

      This offering involves a high degree of risk. Each prospective investor should carefully consider the risks described below and other information in this prospectus before making an investment decision.

                                  RISK FACTORS
                                  ------------

      Described below and elsewhere in this prospectus and in other documents we file with the SEC, press releases, and other communications are risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus.

Risk Factors That May Affect Future Results
-------------------------------------------

The following discussion highlights certain of the risks we currently face.

      Risks Related to our Financial Condition
      ----------------------------------------

      We have been operating on a negative cash flow basis and our business and
      -------------------------------------------------------------------------
financial condition will be materially and adversely affected if we are unable
------------------------------------------------------------------------------
to generate a positive cash flow on a continuing basis.
-------------------------------------------------------

      From April 2003, when we acquired SRC and its affiliated companies, through March 31, 2004, we operated at an average monthly negative cash flow rate of approximately $166,000. We estimate that, based on our current rate of operations, we must generate an aggregate of at least approximately $604,000 per month in average gross revenues in order for our cash flow to be adequate to cover our operating expenses and capital expenditures. Although we believe that we will generate a positive cash flow for the year ending December 31, 2004, we cannot assure you that we will be able to do so or to sustain a positive cash flow thereafter. If we are unable to achieve the level of revenues needed to attain a positive cash flow, we may be required to take actions, including reducing our operations, that could materially and adversely affect our business.

      We have a history of losses and we cannot assure you that we will be able
      -------------------------------------------------------------------------
to operate profitably in the foreseeable future, if at all.
-----------------------------------------------------------

      We have not had income from continuing operations since our fiscal year ended March 31, 2004. For our fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 we incurred losses from continuing operations of approximately $166,000, $2,115,000 and $2,698,000, respectively. For the three-month period ended March 31, 2004, we incurred a net loss of $473,834.
Our ability to become profitable depends on our ability to increase our revenues to an average of approximately $604,000 per month while keeping our expenses at current levels. In January 2004, our management took several actions, including reducing executive salaries and administrative expenses, and waiving certain debt service payments, in an effort to address this problem and our negative cash flow problem. If we do achieve profitability, we cannot assure you that we will be able to sustain or increase such profitability on a monthly, quarterly or annual basis in the future. Our inability to achieve or maintain profitability or positive cash flow could

      o     result in disappointing financial results,

      o     impede implementation of our growth strategy,

      o     cause the market price of our common stock to decrease,

      o impede our ability to procure financing on acceptable terms or at all, and

      o     otherwise adversely affect our business and financial condition.

      We may be unable to continue as a going concern.
      ------------------------------------------------


      Our unaudited consolidated financial statements for the three-month period ended March 31, 2004 include language reflecting that substantial doubt exists as to our ability to countinue as a going concern. Our independent auditors' reports on our consolidated financial statements for the years ended December 31, 2003 and 2002 also include language reflecting that substantial doubt exists as to our ability to continue as a going concern. Our management's notes to these financial statements include a discussion of our ability to continue as a going concern. They describe the reasons why there is substantial doubt about our ability to continue as a going concern. Our financial statements show an accumulated deficit at March 31, 2004 of approximatliy $19,600,000, an accumulated deficit at December 31, 2003 of approximately $19,100,000, and an accumulated deficit at December 31, 2002 of approximately $18,000,000. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. As noted above, we cannot assure you that we will not continue to incur net losses and negative cash flow for the foreseeable future.

      Under certain circumstances we could incur an impairment loss that could
      ------------------------------------------------------------------------
adversely affect our stockholders' equity.
------------------------------------------

      We have accounted for our acquisition of SRC and its affiliated companies under the purchase method, which resulted in our recognizing approximately $7,286,000 as a goodwill intangible. If, among other things, these companies, in the aggregate, are unable to attain and sustain a positive cash flow by approximately December 2004, one year after our last valuation, we may incur an impairment loss that could significantly decrease the value of our goodwill and adversely affect our stockholders' equity, as stated in our financial statements, to the extent of this loss.

      We may require financing if our revenues do not meet our projections or
      -----------------------------------------------------------------------
our expenses are greater than we anticipate, or to finance the further
----------------------------------------------------------------------
development of our business. Our inability to obtain financing, if required,
----------------------------------------------------------------------------
would have an adverse effect on our business.
---------------------------------------------

      We may need to obtain financing if our actual costs are higher than projected or our contemplated future revenues fall below our current expectations, in order to

      o     support our operations

      o     finance more rapid expansion,

      o     increase marketing and sales,

      o     develop new or enhanced technology,

      o     respond to competitive pressures,

      o     establish strategic relationships, and/or

      o     provide for working capital.

      If we raise such financing by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Any new debt or equity securities could have rights, preferences and privileges senior to the rights of our common stockholders. We currently have no commitments for any financing and, accordingly, cannot assure you that such financing will be available when and to the extent required or that, if available, it will be on terms acceptable to us. If adequate financing is not available on acceptable terms, we may be unable to finance the activities referred to above. In such event, our business may be adversely affected.

      Recently enacted and proposed changes in securities laws and regulations
      ------------------------------------------------------------------------
will increase our costs.
------------------------

      The Sarbanes-Oxley Act of 2002 that became law in July 2002 has required and will continue to require changes in some of our corporate governance practices. The Act also required the SEC to promulgate new rules on a variety of subjects. In addition to final rules and rule proposals already made by the SEC, the American Stock Exchange has proposed revisions to its requirements for companies like us that have securities listed with the AMEX. We expect these new rules and regulations to increase our legal and financial compliance costs, and to make some activities more difficult, time consuming and/or more costly. We also expect that these new rules and regulations may make it more costly to obtain director and officer liability insurance coverage, and we may be required to accept reduced coverage or incur substantially higher costs to obtain it. We currently do not have this coverage and the risks associated with self-insurance are substantial. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers. In accordance with the Sarbanes-Oxley Act, we have instituted a number of changes relating to corporate governance practices including the certification of our consolidated financial statements pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and adoption of certain internal controls. The Sarbanes-Oxley Act has provisions that have implementation deadlines, including those related to Section 404 concerning internal control procedures. Implementation of those procedures will require resources and a substantial portion of our management's time and efforts.

      Changes in accounting principles generally accepted in the United States
      ------------------------------------------------------------------------
may adversely affect our reported financial results.
----------------------------------------------------

      We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are promulgated by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and other bodies recognized to interpret or establish appropriate accounting standards. A change in these policies or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, while current accounting rules allow us to exclude the expense associated with certain stock options from our financial statements, standard setting groups, including the Financial Accounting Standards Board and the A.I.C.P.A, have suggested that the rules be changed to require these options to be expensed. Technology companies generally, and our company, specifically, rely heavily on stock options as a major component of our employee compensation packages. If we are required to expense options granted to our officers and employees, although our cash position would not be affected, our loss from continuing operations would increase, our stockholders' equity would decrease and our stock price could be adversely affected. In such event, we may have to decrease or eliminate option grants to our officers and employees, which could negatively impact our ability to attract and retain qualified employees and executive personnel.

      Our ability to use net operating loss carryforwards may be limited in the
      -------------------------------------------------------------------------
future, which could adversely affect our financial condition.
-------------------------------------------------------------

      At March 31, 2004 and December 31, 2003, we had a federal income tax net operating loss carryforward of approximately $37.0 million and $36.5 million, respectively. Section 382 of the Internal Revenue Code of 1986, as amended, (the "Code") provides that our use of our net operating loss carryover and similar corporate tax attributes is limited if there is an "ownership change" as defined in that Section. In general, the post-ownership change limitation is an amount equal to our fair market value multiplied by a deemed rate of return on the investment of that fair market value. The selected deemed rate of return is the federal "long-term tax exempt rate," reflecting the rate of return on our equity value had we sold our assets and invested the proceeds in long-term tax-exempt bonds. The application of the limitation would severely restrict our ability to use our net operating loss carryforward to offset any taxable income, if any, we may earn in future years. This would adversely affect our net after tax cash, which could adversely affect our financial condition as well as the price of our common stock.

      In general, for purposes of the Code, an ownership change occurs when 5% or more owners increase their ownership percentage by more than 50% over the lowest percentage owned by those owners at any time during a testing period, which is generally the three years prior to the increase in ownership by 5% or more owners. The IRS has authority to treat warrants, options, contracts to acquire stock, convertible debt interests and other similar interests as if they are stock and stock as if it is not stock. Although we believe that we have not had an ownership change on the basis of existing rules, we cannot assure you that the IRS will accept our position. In any event, it is possible that past and/or future transactions affecting our equity could create an ownership change and trigger this limitation on the use of our net operating loss.

      We have amended our by-laws to restrict transfers of our common stock that could cause an ownership change but we cannot assure you that this amendment will prevent an ownership change. In addition, this transfer restriction could adversely affect the value of our common stock.

      Risks Related to our Business
      -----------------------------

      Our business faces intense competition. If we fail to adequately meet this
      --------------------------------------------------------------------------
competition, our business could be adversely affected.
------------------------------------------------------

      We encounter aggressive competition in the Intelligent Traffic System ("ITS") and call box markets. We have numerous competitors that range in size from large U.S. corporations to many relatively small and highly specialized firms. We compete primarily on the basis of

      o     technology,

      o     performance,

      o     price,

      o     quality,

      o     reliability,

      o     customer service, and

      o     support.

      Most of our competitors have substantially greater financial, technical and marketing resources, longer operating histories and greater name recognition to apply to each of these factors, and in some cases have built significant reputations with the customer base in the markets in which we compete. If we are unable to successfully compete, our business, financial condition, and operating results would be materially and adversely affected.

      Our products must conform to the requirements of the Americans With
      -------------------------------------------------------------------
Disabilities Act of 1990 as it pertains to accessibility guidelines. If we fail
-------------------------------------------------------------------------------
to meet these requirements our business could be adversely affected.
--------------------------------------------------------------------

      Our products are manufactured to comply with the ADA as it relates to accessibility guidelines. In the event that the law changes and we fail to adapt our products to comply with these changes, our business would be adversely affected.

      Because we have fixed costs, any decline in our revenues could
      --------------------------------------------------------------
disproportionately and adversely affect our financial condition and operating
-----------------------------------------------------------------------------
results.
--------

      Significant portions of our costs are fixed, due in part to our fixed sales, engineering and product support, and manufacturing facilities. As a result, relatively small declines in revenue could disproportionately affect our operating results. Additionally, we have a limited backlog and a limited view of when an order will be received and shipped, which may affect revenue in any given period.

      Changes in product demand, among other things, could adversely affect our
      -------------------------------------------------------------------------
manufacturing capacity, which would adversely affect our business.
------------------------------------------------------------------

      Because we build our inventory to meet specific contract requirements, customer demand is not a factor that will result in excess manufacturing capacity. However, if our manufacturing capacity does not keep pace with our contract awards, we will be unable to fulfill orders in a timely manner, which could adversely affect our operating results. In addition, any significant disruption in our manufacturing operation, whether due to fire, natural disaster, or otherwise, also will materially and adversely affect our financial condition and operating results.

      Because we rely on independent and single source suppliers, failure of a
      ------------------------------------------------------------------------
supplier to deliver components to us may adversely affect our business.
-----------------------------------------------------------------------

      We rely on independent suppliers to provide us with the components that we use to assemble our products. We do not have written agreements with our suppliers except for Motorola. We are an authorized dealer for Motorola radios but the sale of new Motorola radios is not a material portion of our business. Accordingly, because we do not control these suppliers, our business could be adversely affected to the extent that our suppliers fail to make these components to our specifications or deliver them in a timely manner.

      In addition, we currently procure, and expect to continue to procure, approximately 10% of the components that we use to build our products from single source manufacturers due to unique component designs, as well as certain quality and performance requirements. We also purchase certain customized components from single sources in order to take advantage of volume pricing discounts. In the future, we could experience shortages of single-source components. In such event, we may have to make adjustments to both product designs and production schedules that could result in delays in the production and delivery of our products. Such delays could materially and adversely affect our financial condition and operating results.

      Our business could be adversely affected if we fail to obtain a bidding
      -----------------------------------------------------------------------
partner.
--------

      Approximately 73% and 65% of our gross and net revenues for the three-month period ended March 31, 20004 and our fiscal year ended December 31, 2003, respectively, were generated by our participation in public projects. This participation involves competitive bidding, which generally requires us to post a bid bond equal to 10% of the total cost of the project. If we are awarded the bid, we are usually required to post a 100% performance bond. We have been able to obtain these bonds for the work we currently are performing but, because of our weak financial condition, in the future we may be required to obtain a financially responsible partner to participate with us in the bidding process. We cannot assure you that such a partner will be available to us, if required. If and to the extent that we fail to find such a partner when needed, our business would be adversely affected.

      Our business could be adversely affected if we fail to introduce new
      --------------------------------------------------------------------
products on a timely basis.
---------------------------

      We sell our products in the ITS industry, which is characterized by;

      o     rapid technological changes,

      o     frequent new product introductions, and

      o     evolving industry standards.

      If we are unable to introduce new products and enhancements to existing product lines on a timely basis, our products may become technologically obsolete over a short period of time, in which case our operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to;

      o     properly identify customer needs,

      o     price our products competitively,

      o     innovate and develop new technologies and applications,

      o     successfully commercialize new technologies in a timely manner,

      o     assemble and deliver our products in sufficient volumes on time, and

      o     differentiate our offerings from those of our competitors.

      We may be required to make a substantial capital investment in developing new products before we can determine the commercial viability of these innovations. We would suffer competitive harm if we dedicate a significant amount of our resources to the development of products that do not achieve broad market acceptance.

      Our business could be adversely affected if our products have defects.
      ---------------------------------------------------------------------

      Our products may have defects despite any internal testing that we may undertake. These defects could cause product returns or recalls and loss or delay in market acceptance, which could materially and adversely affect our business, operating results, and/or financial condition. We warrant our products against certain defects and, although we have not received notice of any warranty claims in the past, we cannot assure you that no such claims will be made in the future. At March 31, 2004 and December 31, 2003, estimated future costs relating to warranties were $34,602 and $40,260, respectively.

      Because most of our products are based on constantly changing technology,
      -------------------------------------------------------------------------
our business could be adversely affected if we fail to adequately adapt our
---------------------------------------------------------------------------
products to these changes.
--------------------------

      Most of our products are based on wireless and solar powered technology. This technology is constantly being updated. Accordingly, our operating results could suffer if we fail to adapt our products to meet this changing technology. Among the factors that make a smooth transition from current products to new products difficult are:

      o     delays in product development or manufacturing,

      o     variations in product costs, and

      o delays in customer purchases of existing products in anticipation of new product introductions.

      Our operating results could also suffer due to the timing of product introductions by our competitors. This is especially true when a competitor introduces a new product just before we do.

      Our business could be adversely affected if we fail to maintain rights to
      -------------------------------------------------------------------------
our intellectual property.
--------------------------

      We generally rely on patent and trade secret laws, and agreements with our employees, customers, and partners to establish and maintain our proprietary rights in our technology and products. However, any of our intellectual property rights could be challenged, invalidated, or circumvented. Our intellectual property may not necessarily provide significant competitive advantages. In addition, because of the rapid pace of technological change in the ITS and call box markets, certain of our products rely on key technologies developed by third parties, and we may not be able to continue to obtain licenses from these third parties. Third parties also may claim that we are infringing their intellectual property. Even if we do not believe that our products are infringing third parties' intellectual property rights, these claims can be time-consuming and costly to defend and divert our management's attention and resources away from our business. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. If we cannot or do not license the infringed technology or substitute similar technology from another source, our business could suffer.

      Our business could be adversely affected if we fail to integrate with
      ---------------------------------------------------------------------
third parties when required to do so.
-------------------------------------

      In the normal course of business, we frequently engage in discussions with third parties relating to integrated bid participations and strategic alliances, possible acquisitions, and joint ventures. Although completion of any one transaction may not have a material effect on our financial position, results of operations, or cash flows taken as a whole, our financial results may differ from the investment community's expectations in a given quarter. Acquisitions and strategic alliances may require us to integrate with different company cultures, management teams, and business infrastructures. We may also have to develop, manufacture, and market products in a way that enhances the performance of the combined business or product line. Depending on the size and complexity of an acquisition, our successful integration of an entity depends on a variety of factors, including

      o     hiring and retaining key employees,

      o     managing facilities and employees in separate geographic areas, and

      o integrating or coordinating different research and development and product manufacturing facilities.

      All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

      Our business may suffer if we lose the services of our executive officers,
      --------------------------------------------------------------------------
or if we cannot recruit and retain additional skilled personnel.
----------------------------------------------------------------

      We depend on the continued services and performance of George W. Benoit, our Chairman and Chief Executive Officer, Michael J. Gutowski, our President and Chief Operating Officer, and Anthony S. Conigliaro, our Chief Financial Officer, for our future success. If either Mr. Benoit, Mr. Gutowski or Mr. Conigliaro becomes unable or unwilling to continue in his current position, our business and financial conditions could be damaged. We are not the beneficiaries of any key person life insurance covering them or any other executive.

      We also depend upon our ability to attract, hire, train and retain highly skilled technical, sales and marketing, and support personnel, particularly with expertise in wireless call box products and services. Competition for qualified personnel throughout our industry is intense. If we fail to attract, hire or retain such personnel, our business, results of operations and financial condition could be materially and adversely affected. We may experience difficulty providing the proper level of service to our customers or incur increased costs due to rising salary and benefit levels.

      We may be unable to effectively manage growth that we may experience,
      ---------------------------------------------------------------------
which could constantly strain our resources and adversely affect our business.
------------------------------------------------------------------------------

      We plan to expand our operations, which, if we do, will impose significant demands on our management, financial, technical and other resources. We must adapt to changing business conditions and improve existing systems or implement new systems for our financial and management controls, reporting systems and procedures and expand, train and manage a growing employee base in order to manage any future growth we may have. Furthermore, we may need to acquire more advanced technologies or products or enter into strategic alliances, in order to achieve growth. For us to succeed, we must make our existing technology, business and systems work effectively with those of any strategic partners without undue expense, management distraction or other disruptions to our business. We may be unable to implement our business plan if we fail to manage any of the above growth challenges successfully, in which event our business, results of operations and financial condition could be materially and adversely affected.

      Risks Related to the ownership of our Securities
      ------------------------------------------------

      Owners of our common stock would not receive any proceeds from the
      ------------------------------------------------------------------
liquidation if we liquidated now because our assets are insufficient to pay our
-------------------------------------------------------------------------------
outstanding debt and preferred stock liquidation preferences.
-------------------------------------------------------------

      At March 31, 2004 and December 31, 2003, we had outstanding indebtedness of approximately $3,961,000 and $3,904,000, respectively, and outstanding preferred stock with an aggregate liquidation preference of $3,137,966. Accordingly, if we liquidated, based on our current financial condition, no assets would be available for distribution to our common stockholders after distributions to creditors and holders of our preferred stock.

      Your ability to sell any common and/or preferred stock may be restricted,
      -------------------------------------------------------------------------
because there is a limited trading market for our common stock and no trading
-----------------------------------------------------------------------------
market for our preferred stock.
-------------------------------

      Although our common stock is currently traded on the American Stock Exchange, a liquid market in our stock has been sporadic. In addition, there is no trading market for our preferred stock and we cannot assure you that any will ever develop. Accordingly, if you purchase any shares of our common stock, you may not be able to sell them when you want or at the price you want, if at all.

      Our common stock could be delisted from trading on the American Stock
      ---------------------------------------------------------------------
Exchange, in which event your ability to sell any shares you may purchase could
-------------------------------------------------------------------------------
be significantly and adversely affected.
----------------------------------------

      Although our common stock is listed for trading on the American Stock Exchange (the "AMEX"), it could be delisted because we may be unable to satisfy certain AMEX listing guidelines, including earnings per share, market price and stockholders' equity criteria. Among other things, we must (i) continuously maintain our stockholders' equity in excess of $6,000,000, and (ii) hold, annually, a meeting of our stockholders, to meet the AMEX's continuing listing requirements. On August 26, 2003, we received notice from the AMEX that as of June 30, 2003, we were below certain of its continuing listing standards. At that date, our stockholders' equity was $2,069,635; however, at September 30, 2003, our stockholders' equity was $6,900,790. On January 2, 2004, we received a notice dated December 31, 2003 from the AMEX Staff indicating that we evidenced compliance with the requirements necessary for continued listing on the AMEX. At March 31, 2004 and December 31, 2003, our stockholders' equity was $6,384,545 and $6,267,379, respectively. As is the case for all listed issuers, our continued listing eligibility will be assessed on an ongoing basis; however, during the year ending December 31, 2004 we shall be subject to additional scrutiny (as set forth in Section 1009(h) of the AMEX Company Guide) as is the case for any listed company that has regained compliance. If we fail to comply with the continuing listing standards, our securities would most likely be delisted from the AMEX. We cannot assure you that we will continue to be in such compliance.

      If we do not retain the AMEX listing and our common stock is thereafter quoted only on the OTC Electronic Bulletin Board, a significantly less liquid market than the AMEX, a stockholder will find it even more difficult to dispose of, or to obtain accurate price quotations of our common stock. In addition, depending on several factors, including, among others, the future market price of our common stock, these securities could become subject to the so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. These factors could affect the ability or willingness of broker-dealers to sell and/or make markets in our common stock and the ability of purchasers of our common stock to sell their shares in the secondary market. A delisting could also negatively affect our ability to raise capital in the future.

      The market price of our common stock may be volatile, which could
      -----------------------------------------------------------------
adversely affect the value of any common stock that you may purchase.
---------------------------------------------------------------------

      The market price of our common stock may fluctuate significantly in response to the following factors:

      o     variations in our quarterly operating results;

      o our announcements of significant contracts, milestones or acquisitions;

      o     our relationships with other companies;

      o     our ability to obtain capital commitments;

      o     additions or departures of our key personnel;

      o sales of our common stock by others or termination of stock transfer restrictions;

      o changes in estimates of our financial condition by securities analysts; and

      o     fluctuations in stock market price and volume.

      The last three factors are beyond our control.

      In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against that company. Such litigation is expensive and diverts management's attention and resources. Any one of the factors noted above could have an adverse affect on the value of our common stock.

      Anti-takeover provisions of the Delaware General Corporation Law and in
      -----------------------------------------------------------------------
our certificate of incorporation could discourage a merger or other type of
---------------------------------------------------------------------------
corporate reorganization or a change in control, even if it could be favorable
------------------------------------------------------------------------------
to the interests of our stockholders.
-------------------------------------

      The Delaware General Corporation Law and our certificate of incorporation contain provisions that may enable our management to retain control and resist a takeover of our Company. These provisions generally prevent us from engaging in a broad range of business combinations with an owner of 15%, 20% in the case of our certificate of incorporation, or more of our outstanding voting stock for a period of three years from the date that this person acquires his stock. Our certificate of incorporation and our by laws also require the affirmative vote of at least 60% or our voting stockholders to effect certain actions, including, under certain circumstances, the removal of directors, and provide for the election of different classes of directors with the term of each class ending at a different time. In addition, our By-Laws require the affirmative vote of at least 60% or our directors to change the composition of our Executive Committee. Accordingly, these provisions could discourage or make more difficult a change in control or a merger or other type of corporate reorganization even if it could be favorable to the interests of our stockholders.

      Our officers and directors exercise significant control over our affairs,
      -------------------------------------------------------------------------
which could result in their taking actions that other stockholders do not
-------------------------------------------------------------------------
approve of.
-----------

      Our executive officers and directors, and persons or entities affiliated with them, currently control approximately 18.9% of our outstanding common stock. These stockholders, if they act together, may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of our Company and might affect the market price of our common stock.

      We do not intend to pay cash dividends on our common stock in the
      -----------------------------------------------------------------
foreseeable future.
-------------------

      We have never paid any cash dividends on our common stock and currently intend to retain all future earnings, if any, to invest in our business. Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future.

      If our Board issues common stock, which it can do without stockholder
      ---------------------------------------------------------------------
approval, a purchaser of our common stock could experience substantial dilution.
--------------------------------------------------------------------------------

      Our Board of Directors has the authority to issue up to 40 million shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval. In the future, we could issue additional shares of our common stock at values substantially below the current market price for our common stock, which could substantially dilute the equity ownership of holders of our common stock. In addition, our Board could issue large blocks of our common stock to prevent unwanted tender offers or hostile takeovers without any stockholder approval.

      Our ability to issue preferred stock may adversely affect the rights of
      -----------------------------------------------------------------------
common stockholders and be used as an anti-takeover device.
-----------------------------------------------------------

      Our certificate of incorporation authorizes our Board of Directors to issue up to 25 million shares of preferred stock without approval from our stockholders. Accordingly, all of our common stock will be junior to any preferred stock issued by us, and our Board has the right, without the approval of common stockholders, to fix the relative rights and preferences of such preferred stock. This could affect the rights of common stockholders regarding, among other things, voting, dividends and liquidation. We could also use an issuance of preferred stock to deter or delay a change in control that may be opposed by our management, even if the transaction might be favorable to the common stockholders.

      Any exercise of outstanding options and warrants will dilute then-existing
      --------------------------------------------------------------------------
stockholders' percentage of ownership of our common stock.
----------------------------------------------------------

      We have a significant number of outstanding options and warrants. Shares issuable upon the exercise of these options and warrants, at prices ranging currently from $0.15 to $6.00 per share, represent approximately 69.8% of our total outstanding stock on a fully-diluted basis. The exercise of all of the outstanding options and warrants would dilute the then-existing stockholders' percentage ownership of our common stock. Any sales resulting from the exercise of options and warrants in the public market, such as sales by the selling stockholders pursuant to this prospectus, could adversely affect prevailing market prices for our common stock. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding options and warrants may exercise them at a time when we would also wish to enter the market to obtain capital on terms more favorable than those provided by such options and warrants. We lack control over the timing of any exercise or the number of shares issued or sold if exercises occur.

                                 DIVIDEND POLICY
                                 ---------------

      We have not paid any cash dividends since our inception and do not anticipate paying cash dividends on our common stock in the foreseeable future.

                                 USE OF PROCEEDS
                                 ---------------

      We will not receive any of the proceeds from the sale of common stock by the selling stockholders or the resale by them of the shares of common stock issuable on exercise of the warrants. We will, however, receive proceeds from the exercise of warrants, which we intend to use for general corporate purposes.

                             SELLING SECURITYHOLDERS
                             -----------------------

      The registration statement, of which this prospectus forms a part, relates to the registration for the account of selling securityholders of an aggregate of

      o     5,429,091 shares of common stock;

      o     8,861,600 shares of common stock issuable upon exercise of warrants;

      o     1,000,000 shares of Series AA Preferred Stock;

      o 1,697,966 shares of Series A Preferred Stock and attached Class A Warrants;

      o     4,400 shares of Series B Preferred Stock; and

      o 9,735,875 shares of Series C Preferred Stock and attached Class C Warrants.

      The securities being offered hereby are being registered to permit public secondary trading and the selling securityholders may offer all or part of these securities for resale from time to time. However, the selling securityholders are under no obligation to sell all or any portion of such securities or are they obligated to sell any securities immediately under this prospectus. All information with respect to security ownership has been furnished by the selling securityholders. Because the selling securityholders may sell all or part of their securities, no estimates can be given as to the number of securities that will be held by them upon termination of any offering made hereby.

      To our knowledge, none of the selling securityholders currently has or has had within 180 days prior to the date hereof, any position with, held any office of, or had any other material relationship with us except for

      o George W. Benoit, who is the Chairman of our Board of Directors and our Chief Executive Officer;

      o Michael J. Gutowski, who is our President, Chief Operating Officer and one of our directors;

      o     Anthony S. Conigliaro, who is our Chief Financial Officer;

      o Larry M. Reid, who is our Executive Vice President and one of our directors;

      o Carol L. Gutowski, who is the wife of Michael J. Gutowski, is also President of Connectivity and one of our directors;

      o     Maureen Benoit, who is the wife of George W. Benoit;

      o Kevin J. Benoit, who is the son of George W. Benoit and was one of our directors until April 23, 2003;

      o     Gary Eichsteadt, who is an employee of ECI;

      o     Thomas L. Sullivan, who is President of ECI; and

      o Grace C. Lindblom, who is the beneficial owner of more than 10% of our common stock.

      The tables below set forth the names of the selling common and preferred stockholders, the number of shares of stock beneficially owned by each of them as of April 15, 2004, the number of shares of stock being offered by each of them, the number of shares of stock each of them will beneficially own if he or she sells all the shares being registered for sale, and his or her percentage ownership of our common or preferred stock, as the case may be, if all the shares of common and preferred stock in the offering are sold.

      The shares of common stock being offered for resale by the selling common stockholders include shares of common stock currently owned by them as well as shares issuable upon exercise of outstanding warrants.

      We believe, based on information provided to us by the selling stockholders, that each of them has sole voting, with respect to the common stock, and investment power with respect to the shares of common and preferred stock owned by them and/or, with respect to common stock, issuable to them on exercise of their warrants.

      We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, which generally includes voting or investment power with respect to securities and also includes common stock issuable upon conversion of notes and preferred stock and exercise of warrants and options which are convertible and/or exercisable within 60 days of the date hereof. All percentages of beneficial ownership are calculated based the number of shares outstanding as of May 15, 2004. On such date we had

      o     10,640,915 shares of common stock issued and outstanding,

      o 1,000,000 shares of Series AA preferred stock issued and outstanding,

      o     1,697,966 shares of Series A preferred stock issued and outstanding,

      o     4,400 shares of Series B preferred stock issued and outstanding and

      o     9,735,875 shares of Series C preferred stock issued and outstanding.

                              SELLING STOCKHOLDERS
                                  Common Stock

                                                      Percent of
                                                        Common                                  Percent of
                                          Common        Stock                       Common        Common
                                        Stock Owned     Owned        Common          Stock        Stock
                                         Prior to      Prior to       Stock       Owned After  Owned After
                                         Offering      Offering      Offered       Offering      Offering
 Name of Selling Stockholder                (1)           (1)          (1)          (1) (2)      (1) (2)
 ---------------------------                ---           ---          ---          -------      -------
George W. Benoit (3)(11)                 2,229,120      19.7426      1,579,120      650,000       6.1085
Maureen Benoit (6)                       1,738,525      14.0436      1,738,525           --           --
Grace C. Lindblom (4)(5)                 3,063,858      24.7496      3,063,858           --           --
Barry W. Blank (4)(5)(10)                2,010,620      16.4210      1,603,320      407,300       3.8277
Frank Ciolli (6)                         1,043,115       8.9277      1,043,115           --           --
Kevin J. and Nadine Benoit
   (3)(4)(5)(12)                           775,705       7.0272        397,705      378,000       3.5523
John E. McConnaughy, Jr                    500,000       4.6988        500,000           --           --
Anthony S. Conigliaro (6)                  649,705       5.7312        347,705      302,000       2.8381
G. Martin Fell (6)                         312,935       2.8568        312,935           --           --
R. George Cranmer (3)                      260,000       2.4423        255,000        5,000            *
Renaissance Capital Growth &
   Income Fund III, Inc. (3)               250,000       2.3221        125,000      125,000       1.1747
Renaissance U.S. Growth Investment
   Trust PLC (3)                           250,000       2.3221        125,000      125,000       1.1747
Peter R. Harvey (3)                        200,000       1.8620        100,000      100,000            *
Murphy & Durieu (8)                        350,000       3.1844        350,000            *           --
Sanford Rossen (9)                         170,000       1.5725        170,000           --           --
Robert Wahl (3)                            204,900       1.9166        112,500       92,400            *
David B. Batzer (5)                        150,000       1.3901        150,000           --           --
Larry M. Reid                              446,414       1.3760        146,414      300,000       2.8193
Delaware Charter - FBO Kenneth W
   Moore, IRA                              125,000       1.1747        125,000           --           --
Delaware Charter - FBO Joseph J
   Grillo, IRA                             135,000       1.2647        125,000       10,000            *
Delaware Charter - FBO Vince
   Dedonatis, IRA                          125,000       1.1747        125,000           --           --
Stewart Bader                              125,200       1.1766        125,000          200           --
James L. Rothenberg                        125,000       1.1747        125,000           --           --
Everett A. Sheslow (3)                     114,500       1.0735         87,500       27,000            *
Hugh P. Duddy                              100,000            *        100,000           --           --
John L. Mozley Trust (3)                   100,000            *         50,000       50,000            *
Wilson Price Barranco Keough
   Plan (3)                                100,000            *         50,000       50,000            *
Ben S. Branch (7)                           87,500            *         87,500           --           --
Steven Regli                                75,333            *         75,333           --           --
The Crane Trust (13)                       536,333       4.8290         70,833      465,500       4.3746
Joseph L. Sanders                           62,500            *         62,500           --           --
Delaware Charter - FBO Alison
   Blake, IRA                               62,500            *         62,500           --           --
Bernard R. Bober (3)                        63,200            *         25,000       38,200            *
Richard A. Michaelson (3)                   50,000            *         25,000       25,000            *
Tenaire Inc. Profit Sharing
   Trust (3)                                51,400            *         25,000       26,400            *

Robert Brod Profit Sharing Plan (3)         50,500            *         25,000       25,500            *
Barry A. Friedman (3)                       50,000            *         25,000       25,000            *
Daniel Charlton Williams (3)                50,000            *         25,000       25,000            *
Connie Shaw IRA (3)                         50,000            *         25,000       25,000            *
Dan N. Williams (3)                         50,000            *         25,000       25,000            *
Kathleen J. Blank (3)                       50,000            *         25,000       25,000            *
Robert Cohen (3)                            50,000            *         25,000       25,000            *
Dennis M. May                               41,667            *         41,667           --           --
R. George Cranmer IRA (3)                   40,000            *         20,000       20,000            *
John G. Koscik (6)                          34,770            *         34,770           --           --
Stacy S. Hoffman                            42,250            *         31,250       11,000            *
Edgar J. Huffman                            39,950            *         31,250        8,700            *
Paul F. Joyce                               25,000            *         25,000           --           --
Charles R. Cook                             25,000            *         25,000           --           --
Estate of Alec G. Land (3)                  25,000            *         12,500       12,500            *
Gilbert Sandler (3)                         42,438            *         12,500       29,938            *
Thomas J. Ferrara (3)                       25,000            *         12,500       12,500            *
Violet M. Blank Living Trust (3)            25,000            *         12,500       12,500            *
Robert and Josephine Tomasulo,
   JTWROS                                   25,000            *         12,500       12,500            *
Charles R. and Shirley Hoover,
   Community Prop WROS (3)                  25,000            *         12,500       12,500            *
Kaufman II Ltd Family
   Partnership (3)                          25,000            *         12,500       12,500            *
Brod Living Trust (3)                       25,000            *         12,500       12,500            *
Joseph V. Schoppe                           21,250            *         21,250           --           --
Jonathan B. & Brenda G. Reisman,
   JTWROS                                   20,833            *         20,833           --           --
Angelo Bono                                 18,333            *         18,333           --           --
Diane Pilatsky                              16,667            *         16,667           --           --
Lisa M. Dalessio                            16,667            *         16,667           --           --
Rick Etra                                   16,667            *         16,667           --           --
A. B. Reid                                  15,000            *         15,000           --           --
Marilyn Frank Family Trust Dtd
   9/22/89                                  12,500            *         12,500           --           --
Ronald Pilatsky                             12,000            *         12,000           --           --
Caroline E. May QSST Trust Dated
   12/15/96                                 10,417            *         10,417           --           --
Marilyn A. May QSST Trust Dated
   12/15/96                                 10,417            *         10,417           --           --
Marietta Maltese                            10,000            *         10,000           --           --
RCP Trading Corp.                           10,000            *         10,000           --           --
Chick's Nurseries, Inc.                     10,000            *         10,000           --           --
John C. & Anna Maria Osberger, JT
   TEN                                       8,333            *          8,333           --           --
Celia L. Vivolo                              8,333            *          8,333           --           --
Patricia S. Stotler                          7,000            *          7,000           --           --
Joseph Vivolo                                6,667            *          6,667           --           --
John C. Alden, Jr                            6,666            *          6,666           --           --
John D. Wilkinson                            5,000            *          5,000           --           --
Walter J. Kraznowski                         7,500            *          5,000        2,500            *
Ronald & Cheryl Carbonne                     4,000            *          4,000           --           --
Russell D. Parker                            3,333            *          3,333           --           --

Denny L. & Linda B. Turner JT TEN            3,333            *          3,333           --           --
Robert Pilatsky                              3,333            *          3,333           --           --
Audrey Pilatsky                              3,333            *          3,333           --           --
Ronald Iannuzzi                              3,333            *          3,333           --           --
Roger R. Zehr                                2,667            *          2,667           --           --
Paul T. Callaway                             2,500            *          2,500           --           --
David W. Holman                              2,500            *          2,500           --           --
Joseph R. Bergmann, Rollover IRA             1,729            *          1,729           --           --
Jimmie H. Alden                              1,667            *          1,667           --           --
Elizabeth J. Thomas                          1,667            *          1,667           --           --
Cool Comfort Heating & Air
   Conditioning                              1,667            *          1,667           --           --
Joseph Bono                                  1,667            *          1,667           --           --
Tobio Milo                                   1,667            *          1,667           --           --
Vincent & Paula Dimino                       1,667            *          1,667           --           --
Kenneth Mondlin                              1,250            *          1,250           --           --
Russell F. & Gwendolyn M. Lucas              1,167            *          1,167           --           --
Peter J. Jegou                               1,000            *          1,000           --           --
John J. Schoppe, DPM                         1,000            *          1,000           --           --
John Trusler                                 1,000            *          1,000           --           --
Charles Duffy                                1,000            *          1,000           --           --
David G. Barbin                                833            *            833           --           --
Lori Ann Bennett                               833            *            833           --           --
Raymond E. Renshaw                             833            *            833           --           --
Carlo & Gioconda Grillo, JTWROS                833            *            833           --           --
Francesca Fontecchio & Carlo
   Grillo, TEN ENT                             833            *            833           --           --
Linda Portillo & Mona Scalafani,
   TEN ENT                                     833            *            833           --           --
James R. Poteat                                833            *            833           --           --
Lawrence J. Buzzee                             833            *            833           --           --
William H. & Gwen H. Coulter JT TEN            833            *            833           --           --
Stanton Ragley                                 833            *            833           --           --
Diane Pilatsky Cust for Allison
   Pilatsky                                    667            *            667           --           --
Diane Pilatsky Cust for Lauren
   Pilatsky                                    667            *            667           --           --
Diane Pilatsky Cust for Cassidy
   Polan                                       667            *            667           --           --
Kalid Moore                                    333            *            333           --           --
                                        ----------                  ----------    ---------

Total                                   17,767,332                  14,255,194    3,512,138
                                        ==========                  ==========    =========


*     Less than 1%.

(1)   This information was provided to us by the selling stockholders.

(2)   Assumes the sale of all shares offered in this prospectus.

(3) Includes common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $3.00 per share.

(4) Includes common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $0.3971067 per share.

(5) Includes common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $0.50 per share.

(6) Represents common stock issuable upon exercise of warrants held by selling stockholders at exercise prices of $0.3971067 and $0.50 per share.

(7) Represents common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $6.00 per share.

(8) Represents common stock issuable upon exercise of warrants held by selling stockholders at an exercise price of $1.00 per share.

(9) Represents common stock issuable upon exercise of warrants held by selling stockholders at exercise prices of $0.50, $2.50, $3.00, $4.00, $4.50 and $5.00 per share.

(10) Includes common stock issuable to The Barry W. Blank Trust, of which Mr. Blank is the Trustee, upon exercise of warrants held by the selling stockholders at an exercise price of $3.00 per share.

(11)  Includes shares of common stock held in Mr. Benoit's 401K Plan

(12) Includes (a) shares of common stock held in the Kevin J. Benoit 1998 Family Trust, of which Mr. Benoit is the Trustee; and (b) shares of common stock held in Mr. Benoit's Individual Retirement Account.

(13)  Larry D. Greenberg, a counsel to the Company, is a Trustee of The Crane
      Trust

                              SELLING STOCKHOLDERS
                           Preferred Stock: Series AA

                                                         Percent of
                                                         Preferred                                 Percent of
                                         Preferred         Stock                      Preferred    Preferred
                                        Stock Owned        Owned         Preferred      Stock         Stock
                                         Prior to         Prior to         Stock      Owned After  Owned After
                                         Offering         Offering        Offered      Offering     Offering
    Name of Selling Stockholder             (1)             (1)             (1)         (1) (2)      (1) (2)
    ---------------------------             ---             ---             ---         -------      -------
Michael J. and Carol L.
   Gutowski, JTEN                        1,000,000        100.0000        1,000,000          --           --
                                         ---------                        ---------     -------

Total                                    1,000,000                        1,000,000          --
                                         =========                        =========     =======

(1) This information is based on information provided to us by the selling stockholders.

(2)   Assumes the sale of all shares offered in this prospectus.

                              SELLING STOCKHOLDERS
                            Preferred Stock: Series A

                                                      Percent of                               Percent of
                                                      Preferred                                Preferred
                                          Preferred     Stock                     Preferred      Stock
                                         Stock Owned    Owned      Preferred        Stock         Owned
                                          Prior to     Prior to      Stock        Owned After     After
                                          Offering     Offering     Offered        Offering      Offering
   Name of Selling Stockholder               (1)          (1)         (1)           (1) (2)      (1) (2)
   ---------------------------               ---          ---         ---           -------      -------
Hugh P. Duddy                              200,000      11.7788      200,000           --           --
Larry M. Reid (3)                          192,836      11.3569      192,836           --           --
The Crane Trust (4)                        141,667       8.3433      141,667           --           --
Grace C. Lindblom                           99,667       5.8698       99,667           --           --
Steven Regli                                99,667       5.8698       99,667           --           --
Dennis M. May                               83,333       4.9078       83,333           --           --
Larry M. & Eileen C. Reid, JTWROS (3)       62,500       3.6809       62,500           --           --
Paul F. Joyce                               50,000       2.9447       50,000           --           --
Charles R. Cook                             50,000       2.9447       50,000           --           --
Joseph V. Schoppe                           42,500       2.5030       42,500           --           --
Jonathan B. & Brenda G. Reisman,
   JTWROS                                   41,667       2.4539       41,667           --           --
Angelo Bono                                 36,667       2.1595       36,667           --           --
Diane Pilatsky                              33,333       1.9631       33,333           --           --
Lisa M. Dalessio                            33,333       1.9631       33,333           --           --
Rick Etra                                   33,333       1.9631       33,333           --           --
Marilyn Frank Family Trust Dtd
   9/22/89                                  25,000       1.4723       25,000           --           --
Ronald Pilatsky                             24,000       1.4135       24,000           --           --
Caroline E. May QSST Trust Dated
   12/15/96                                 20,833       1.2269       20,833           --           --
Marilyn A. May QSST Trust Dated
   12/15/96                                 20,833       1.2269       20,833           --           --
Marietta Maltese                            20,000       1.1779       20,000           --           --
RCP Trading Corp.                           20,000       1.1779       20,000           --           --
Chick's Nurseries, Inc.                     20,000       1.1779       20,000           --           --
A. B. Reid                                  17,500       1.0306       17,500           --           --
John C. & Anna Maria Osberger, JT TEN       16,667            *       16,667           --           --
Celia L. Vivolo                             16,667            *       16,667           --           --
Patricia S. Stotler                         14,000            *       14,000           --           --
John C. Alden, Jr                           13,334            *       13,334           --           --
Joseph Vivolo                               13,333            *       13,333           --           --
John D. Wilkinson                           10,000            *       10,000           --           --
Walter J. Kraznowski                        10,000            *       10,000           --           --
Larry M. & Thomas A. Reid JTWROS (3)        10,000            *       10,000           --           --
Larry M. & Alison B. Reid JTWROS (3)        10,000            *       10,000           --           --
Larry M. & Ann B. Reid JTWROS (3)           10,000            *       10,000           --           --

Larry M. & William A. Reid JTWROS (3)       10,000            *       10,000           --           --
Larry M. Reid Custodian for Mary B
   Reid (3)                                 10,000            *       10,000           --           --
Ronald & Cheryl Carbonne                     8,000            *        8,000           --           --
Russell D. Parker                            6,667            *        6,667           --           --
Denny L. & Linda B. Turner JT TEN            6,667            *        6,667           --           --
Robert Pilatsky                              6,667            *        6,667           --           --
Audrey Pilatsky                              6,667            *        6,667           --           --
Ronald Iannuzzi                              6,667            *        6,667           --           --
Roger R. Zehr                                5,333            *        5,333           --           --
Paul T. Callaway                             5,000            *        5,000           --           --
David W. Holman                              5,000            *        5,000           --           --
Joseph R. Bergmann, Rollover IRA             3,458            *        3,458           --           --
Jimmie H. Alden                              3,333            *        3,333           --           --
Elizabeth J. Thomas                          3,333            *        3,333           --           --
Cool Comfort Heating & Air
   Conditioning                              3,333            *        3,333           --           --
Joseph Bono                                  3,333            *        3,333           --           --
Tobio Milo                                   3,333            *        3,333           --           --
Vincent & Paula Dimino                       3,333            *        3,333           --           --
Kenneth Mondlin                              2,500            *        2,500           --           --
Russell F. & Gwendolyn M. Lucas              2,333            *        2,333           --           --
Peter J. Jegou                               2,000            *        2,000           --           --
John J. Schoppe, DPM                         2,000            *        2,000           --           --
John Trusler                                 2,000            *        2,000           --           --
Charles Duffy                                2,000            *        2,000           --           --
David G. Barbin                              1,667            *        1,667           --           --
Lori Ann Bennett                             1,667            *        1,667           --           --
Raymond E. Renshaw                           1,667            *        1,667           --           --
Carlo & Gioconda Grillo, JTWROS              1,667            *        1,667           --           --
Francesca Fontecchio & Carlo Grillo,
   TEN ENT                                   1,667            *        1,667           --           --
Linda Portillo & Mona Scalafani, TEN
   ENT                                       1,667            *        1,667           --           --
James R. Poteat                              1,667            *        1,667           --           --
Lawrence J. Buzzee                           1,667            *        1,667           --           --
William H. & Gwen H. Coulter JT TEN          1,667            *        1,667           --           --
Stanton Ragley                               1,667            *        1,667           --           --
Diane Pilatsky Cust for Allison
   Pilatsky                                  1,333            *        1,333           --           --
Diane Pilatsky Cust for Lauren
   Pilatsky                                  1,333            *        1,333           --           --
Diane Pilatsky Cust for Cassidy Polan        1,333            *        1,333           --           --
Kahlid Moore                                   667            *          667           --           --
                                         ---------                 ---------        -----
Total                                    1,628,630                 1,628,630           --
                                         =========                 =========        =====

*     Less than 1%.

(1) This information is based on information provided to us by the selling stockholders.

(2)   Assumes the sale of all shares offered in this prospectus.

(3) Larry M. Reid holds the right to determine disposition and voting of these shares.

(4)   Larry D. Greenberg, a counsel to the Company, is a Trustee of The Crane
      Trust

                              SELLING STOCKHOLDERS
                            Preferred Stock: Series B


                                                    Percent of                                Percent of
                                    Preferred       Preferred                   Preferred     Preferred
                                   Stock Owned        Stock        Preferred      Stock         Stock
                                    Prior to      Owned Prior to     Stock     Owned After   Owned After
                                    Offering         Offering       Offered     Offering      Offering
    Name of Selling Stockholder        (1)             (1)            (1)        (1) (2)       (1) (2)
    ---------------------------        ---             ---            ---        -------       -------
Denbridge Digital Limited             4,400          100.0000        4,400           --             --
                                      -----                          -----        -----
Total                                 4,400                          4,400           --
                                      =====                          =====        =====

(1) This information is based on information provided to us by the selling stockholders.

(2)   Assumes the sale of all shares offered in this prospectus.

                              SELLING STOCKHOLDERS
                            Preferred Stock: Series C

                                                                                  Percent of
                                                    Percent of                     Preferred
                                     Preferred      Preferred                        Stock       Preferred
                                    Stock Owned       Stock                        Preferred       Stock
                                      Prior to    Owned Prior to      Stock       Owned After   Owned After
                                      Offering       Offering        Offered       Offering      Offering
 Name of Selling Stockholder            (1)             (1)            (1)          (1) (2)       (1) (2)
 ---------------------------            ---             ---            ---          -------       -------
Michael J. and Carol L.
   Gutowski, JTEN                     4,867,937       50.0000        4,867,937           --            --
Gary L. Eichsteadt                    2,433,969       25.0000        2,433,969           --            --
Thomas L. Sullivan                    2,433,969       25.0000        2,433,969           --            --
                                    -----------                      ---------      -------
Total                                 9,735,875                      9,735,875           --
                                    ===========                      =========      =======


(1) This information is based on information provided to us by the selling stockholders.

(2)   Assumes the sale of all shares offered in this prospectus.

                              PLAN OF DISTRIBUTION
                              --------------------

      The selling securityholders may sell the securites offered by this prospectus from time to time to purchasers directly by them in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sales.

      Each of the selling securityholders may, from time to time, offer securities beneficially owned by him or her through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholder and the purchasers of the securities for whom they may act as agent. Each of the selling securityholders will be responsible for payment of any commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling securityholders from the sale of the securities offered by them will be the purchase price of such securities less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with his or her agents, from time to time to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. Alternatively, the selling securityholders may sell all or a portion of the securities beneficially owned by them and offered from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers.

      From time to time, the selling securityholders may transfer, pledge, donate or assign their securities to lenders or others. The number of securities beneficially owned by a selling securityholder who transfers, pledges, donates or assigns his or her securities will decrease as and when he or she takes such actions. The plan of distribution for securities sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling securityholders under this prospectus and may sell their securities in the same manner as the selling securityholders.

      A selling securityholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with such selling securityholder, including in connection with the distribution of the securities by such broker-dealers. In addition, a selling securityholder may, from time to time, sell short his or her securities, and, in such instances, this prospectus may be delivered in connection with such short sales and the securities offered may be used to cover such short sales. The selling securityholders may also enter into option or other transactions with broker-dealers that involve the delivery of their securities to the broker-dealers, who may then resell or otherwise transfer such securities. The selling securityholders may also loan or pledge their securities to a broker-dealer and the broker-dealer may sell the securities as loaned or upon a default may sell or otherwise transfer the pledged securities.

      The selling securityholders and any underwriters, dealers or agents that participate in the distribution of the securities offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of securities by them might be deemed to be underwriting discounts and commissions under the Securities Act.

      In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. We cannot assure you that any selling securityholder will sell any or all of the securities described in this prospectus, and any selling securityholder may transfer, devise or gift such securities by other means not described in this prospectus.

      If necessary, we will set forth the specific securities to be sold in this prospectus, the names of the selling securityholders, the respective purchase prices and public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this prospectus is a part.

      We will pay substantially all of the expenses incurred by the selling securityholders (excluding commissions, discounts and expense of their counsel, if any) and us incident to the offering and sale of the securities pursuant to this prospectus.

      Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in the distribution of securities offered by this prospectus may not simultaneously engage in market-making activities with respect to such securities during the applicable "cooling off" period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M promulgated under the Exchange Act, in connection with transactions in the securities, which provisions may limit the timing of purchases and sales of securities by the selling securityholders.

      Sales of any shares of common stock by the selling stockholders may depress the price of our common stock.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 -----------------------------------------------
                                 AND MANAGEMENT
                                 --------------

      The following table sets forth, at May 1, 2004, the shares of our common stock owned beneficially; by each of our current directors; by all of our current directors and executive officers as a group; and by persons known to us to own, beneficially, more than five percent of the outstanding shares of our common stock:

                                                                       Percent of Aggregate
                                                     Common Stock        Voting Power and
                  Name of                            Beneficially          Outstanding
             Beneficial Owner(1)                        Owned(2)           Equity Owned(2)(3)
             ----------------                           -----              ------------
Grace C. Lindblom (13)                                 3,063,858              24.75

George W. Benoit (4)(7)(9)(10)(14)(15)                 2,229,120              19.74

Maureen Benoit (9)(14)                                 1,738,535              14.04

Frank Ciolli (21)                                      1,043,115               8.93

Barry W. Blank (8)                                       557,300               5.16

Michael J. Gutowski (11) (16)                            775,000               6.79

Kevin J. and Nadine Benoit (5)(7)(10)(12)                775,705               7.00

Anthony S. Conigliaro (12)(17)                           649,705               5.76

Carol L. Gutowski (11)(19)                               475,000               4.27

Larry M. Reid (17)                                       446,414               4.08

Charles W. Currie (6)                                    296,780               2.78

David W. Dube (18)                                       104,000                  *

Joseph G. Anastasi (22)                                   27,200                  *

Thomas L. Sullivan (20)                                  210,000               1.94

All Directors and Executive Officers as a
group (9 persons)                                      6,951,754              60.63

*     Owns less than one (1%) percent.

(1) The address of all the beneficial owners except Mr. Blank, Ms. Lindblom and Mr. Ciolli, is CNE Group, Inc., Inc., Suite 507, 200 West 57th Street, New York, New York 10019. Mr. Blank's address is P.O. Box 32056, Phoenix, Arizona 85064, Ms. Lindblom's address is 1412 W. Colonial Drive, Orlando, FL 32804, and Mr. Ciolli's address is 7 Jessup Lane, Westhampton Beach, NY 11978.

(2) A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this Registration Statement upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from the filing of this prospectus have been exercise or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, to our knowledge each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned.

(3) All percentages of beneficial ownership are calculated based the number of shares outstanding as of May 1, 2004. On such date we had 10,640,915 shares of common stock issued and outstanding.

(4) Ownership and percentage numbers include 90,700 shares of common stock held in Mr. Benoit's 401K Plan.

(5) Ownership and percentage numbers include (a) 31,000 shares of common stock held in the Kevin J. Benoit 1998 Family Trust, of which Mr. Benoit is the Trustee; and (b) 35,300 shares of common stock held in Mr. Benoit's Individual Retirement Account.

(6) Ownership and percentage numbers include (a) 200 shares of common stock owned by Mr. Currie's wife, (b) 9,900 shares of common stock held in Mr. Currie's Individual Retirement Account; and (c) 25,000 shares of common stock that Mr. Currie can acquire by exercising non-qualified stock options issued pursuant to our 2003 Stock Incentive Plan.

(7) Ownership and percentage numbers include 50,000 shares of common stock that each of these individuals can acquire by exercising warrants.

(8) Ownership and percentage numbers include 150,000 shares of common stock that Mr. Blank can acquire by exercising warrants.

(9)   George W. Benoit and Maureen Benoit are husband and wife.

(10)  George W. Benoit is the father of Kevin J. Benoit.

(11)  Michael J. Gutowski and Carol L. Gutowski are husband and wife.

(12) Ownership and percentage numbers include 347,705 shares of common stock that Mr. Conigliaro and Mr. K. Benoit can each acquire by exercising warrants issued to them in conjunction with their purchase of our 10% Promissory Notes.

(13) Ownership and percentage numbers include 1,738,525 shares of common stock that Ms. Lindblom can acquire by exercising warrants issued to her in conjunction with her purchase of our 10% Promissory Notes.

(14) Ownership and percentage numbers consist of 1,738,525 shares of common stock that Mrs. Benoit can acquire by exercising warrants issued in conjunction with her purchase of our 10% Promissory Notes. George Benoit disclaims beneficial ownership of these securities.

(15) Ownership and percentage numbers include 600,000 shares of common stock that Mr. Benoit can acquire by exercising incentive stock options issued pursuant to our 2003 Stock Incentive Plan.

(16) Ownership and percentage numbers consist of 775,000 shares of common stock that Mr. Gutowski can acquire by exercising incentive stock options issued to him pursuant to our 2003 Stock Incentive Plan.

(17) Ownership and percentage numbers include 300,000 shares of common stock that each of these individuals can acquire by exercising incentive stock options issued to each of them pursuant to our 2003 Stock Incentive Plan.

(18) Ownership and percentage numbers include 100,000 shares of common stock that Mr. Dube can acquire by exercising non-qualified stock options issued pursuant to our 2003 Stock Incentive Plan.

(19) Ownership and percentage numbers consist of 475,000 shares of common stock that Mrs. Gutowski can acquire by exercising incentive stock options issued to her pursuant to our 2003 Stock Incentive Plan.

(20) Ownership and percentage numbers consist of 210,000 shares of common stock that Mr. Sullivan can acquire by exercising incentive stock options issued pursuant to our 2003 Stock Incentive Plan.

(21) Ownership and percentage numbers consist of 1,043,115 shares of common stock that Mr. Ciolli can acquire by exercising warrants issued in conjunction with his purchase of our 10% Promissory Notes.

(22) Ownership and percentage numbers include 25,000 shares of common stock that Mr. Anastasi can acquire by exercising non-qualified stock options issued pursuant to our 2003 Stock Incentive Plan.

                            DESCRIPTION OF SECURITIES
                            -------------------------

      The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and by-laws, as amended, copies of which have been filed with the Securities and Exchange Commission.

Capital Stock

      Our authorized capital stock consists of 40 million shares of common stock, $0.00001 par value per share, and 25 million shares of preferred stock, $0.00001 par value per share.

Common Stock

      Under our certificate of incorporation, our board is authorized, subject to limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 40 million shares of common stock. There are 10,640,915 shares issued and outstanding as of the date hereof. Holders of our common stock are entitled to:

      o     one vote per share;

      o share in all dividends that our board, in its discretion, declares from legally available funds; and

      o receive our assets pro rata in the event of our liquidation, dissolution or winding up, subject to the prior rights of creditors, including holders of our debt securities, and holders of any of our preferred stock.

      At March 31, 2004 and December 31, 2003, we had outstanding indebtedness of $3,961,000 and $3,904,000, respectively, and outstanding preferred stock with an aggregate liquidation preference of $3,137,961. Accordingly, if we were liquidated, based on our current financial condition and outstanding indebtedness, no assets would be available for distribution to our common stockholders after distributions to our creditors and preferred stockholders.

      Our common stockholders have no cumulative voting rights and no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. Our certificate of incorporation provides for the election of different classes of directors with the term of each class ending at a different time.

      We have reserved an aggregate of 5,000,000 shares of our common stock for issuance to directors, officers and other key employees and consultants pursuant to our 2003 Stock Incentive Plan. We have issued options to purchase 4,589,000 shares of our common stock under this plan of which options to purchase 3,825,905 shares are currently exercisable. The exercise prices of these options range from $0.15 per share to $3.00 per share. Out board of directors has approved an increase in the aggregate number of shares reserved for issuance under the Plan to 10,000,000 subject to the approval of our stockholders which will be voted on at our annual meeting scheduled to be held on June 18, 2004.

      In addition, there are:

            (i)   warrants to purchase,

                  o 5,245,200 shares at approximately $0.40 per share, all of which are currently exercisable, of which warrants to purchase an aggregate of 2,884,860 are owned by affiliates of the Company,

                  o 1,978,900 shares at $0.50 per share, all of which are currently exercisable, of which warrants to purchase an aggregate of 939,895 are owned by affiliates of the Company,

                  o 350,000 shares at $1.00 per share, all of which are currently exercisable,

                  o 10,000 shares at $2.50 per share, all of which are currently exercisable,

                  o 10,000 shares at $3.00 per share, all of which are currently exercisable,

                  o 10,000 shares at $4.00 per share, all of which are currently exercisable,

                  o 10,000 shares at $4.50 per share, all of which are currently exercisable,

                  o 10,000 shares at $5.00 per share, all of which are currently exercisable,

                  o 11,433,841 shares at $1.00 per share, none of which are currently exercisable, of which warrants to purchase 7,706,909 shares are owned by affiliates of the Company,

                  o 1,150,000 shares at $3.00 per share, all of which are currently exercisable, of which warrants to purchase 50,000 shares are owned by the Company's chief executive officer and warrants to purchase 150,000 are owned by Mr. Blank, and

                  o 87,500 shares of Common Stock (warrants issued by the Company's subsidiary, CareerEngine Network, Inc.) at a price of $6.00 per share, all of which are currently exercisable, of which 62,500 are owned by Mr. Blank;

            (ii) debentures of the Company's subsidiary, CareerEngine Network, Inc., in the aggregate principal amount of $100,000 that are currently convertible into an aggregate of 50,000 shares of Common Stock; and

            (iii) 5 units of the Company's subsidiary, CareerEngine Network,
                  Inc., which if exercised at an aggregate exercise price of $300,000, are currently convertible into an aggregate of 125,000 shares of Common Stock.

Preferred Stock

      Our amended certificate of incorporation authorizes our board of directors, without any vote or action by the holders of our common stock, to issue preferred stock from time to time in one or more series. Our board is authorized to determine the number of shares and to fix the

      o     powers,

      o     designations,

      o     preferences, and

      o     relative, participating, optional or other special rights

of any series of preferred stock. Depending on the terms established by our board, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon our liquidation as well as other matters.

      We currently have

      o     1,000,000 shares of Series AA Preferred Stock;

      o     1,697,966 shares of Series A Preferred Stock;

      o     4,400 shares of Series B Preferred Stock; and

      o     9,735,875 shares of Series C Preferred Stock.

issued and outstanding.

      None of the preferred stock currently has any voting rights. The Series AA Preferred Stock bears an annual dividend equal to 8% of the $1.00 per share liquidating value payable quarterly. None of the other preferred stock has any dividend rights. The Series AA Preferred Stock has an aggregate liquidating preference over all of our other equity of $1,000,000, the Series A Preferred Stock has an aggregate liquidating preference over all of our other equity, except the Series AA Preferred Stock, of $1,697,966, and the Series B Preferred Stock has an aggregate liquidating preference over all of our other equity, except the AA and the A Preferred Stock, of $440,000. The Series C Preferred Stock has no liquidating preference.

                          TRANSFER AGENT AND REGISTRAR
                          ----------------------------

      The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

                                 LEGAL MATTERS
                                 -------------

      Barry Feiner, Esq., Manhasset, New York 11030 has passed upon the legality of the common stock offered in this prospectus for us.

                                     EXPERTS
                                     -------

      The consolidated financial statements of CNE Group, Inc. and its subsidiaries as of December 31, 2003 and for the year then ended have been incorporated by reference in this prospectus and in the Form S-3 Registration Statement in reliance upon the report of Rosen Seymour Shapss Martin & Company LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. Such report includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

      The consolidated financial statements of CareerEngine Network, Inc. and its subsidiaries for the year ended December 31, 2002 included in CNE Group, Inc.'s Form 10-KSB for the year ended December 31, 2003 have been incorporated by reference in this prospectus and in the Form S-3 Registration Statement in reliance upon the report of Eisner LLP, independent certified public accountants given upon the authority of said firm as experts in accounting and auditing. Such report includes an explanatory paragraph regarding the existence of substantial doubt about CareerEngine Network, Inc.'s ability to continue as a going concern.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
              ----------------------------------------------------
                         FOR SECURITIES ACT LIABILITIES
                         ------------------------------

      Delaware General Corporation Law Section 145 provides for indemnification of directors and officers in terms sufficiently broad to permit such indemnification, under certain circumstances, for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Delaware law provides that a corporation may purchase and maintain insurance on behalf of an officer or director against liability incurred by the officer or director as an officer or director.

      Our certificate of incorporation and amended by aws require that we indemnify our directors and officers to the fullest extent allowed under Delaware law. Our amended by laws also provide that we may purchase and maintain insurance on behalf of our officers and directors against any liability asserted against them as officers and directors. Currently, we carry no officers and directors insurance.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                           INCORPORATION BY REFERENCE
                           --------------------------

      The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supercede this information. We therefore incorporate by reference the documents listed below and any future filings we may make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated. This prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission, Registration No. 333- .


      (a)   Current Report on Form 8-K filed on May 6, 2003 as amended July 7,
            2003;

      (b) Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2003 filed May 20, 2003;

      (c) Amended Quarterly Report on Form 10-QSB/A for the quarterly period ended March 31, 2003 filed June 16, 2003;

      (d) Current Report on Form 8-K filed on June 30, 2003 as amended on July 7, 2003;

      (e)   Amended Current Report on Form 8-K/A filed on July 7, 2003;

      (f)   Current Report on Form 8-K filed on July 28, 2003;

      (g) Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2003 filed August 19, 2003;

      (h)   Current Report on Form 8-K filed on September 18, 2003;

      (i)   Current Report on Form 8-K filed on September 30, 2003;

      (j)   Proxy Statement filed on November 18, 2003;

      (k) Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2003 filed August 19, 2003;

      (l)   Current Report on Form 8-K filed on December 8, 2003;

      (m)   Current Report on Form 8-K filed on February 10, 2004.

      (n) Annual Report on Form 10-KSB for our fiscal year ended December 31, 2003 filed April 14, 2004;

      (o) Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2004 filed May 24, 2004.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address: CNE Group, Inc., 200 West 57th Street, Suite 507, New York, New York 10019, telephone number (212) 977-2200.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                              AVAILABLE INFORMATION
                              ---------------------

      We have filed a Registration Statement on Form S-3 under the Securities Act with the Securities and Exchange Commission with respect to the shares offered hereby. This prospectus is filed as a part of the Registration Statement. It does not contain all of the information included in the Registration Statement and Exhibits and we refer you to such omitted information. Statements made in this Registration Statement are summaries of the terms of these referenced contracts, agreements or documents and are not necessarily complete. We refer you to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by this reference.

      In addition, we file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission.

      You may read and copy our Registration Statement on Form S-3, the Exhibits thereto, any reports, statements and other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations of the public reference room. Our filings with the Securities and Exchange Commission are also available on the Securities and Exchange Commission's Internet site, which is http://www.sec.gov. Our common stock is traded on the American Stock Exchange (Symbol: CNE) where you can inspect reports and other information about us.

      We intend to furnish our stockholders with annual reports containing financial statements audited by our independent certified public accountants.

================================================================================

      No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this Prospectus is current only as of this date.

                                TABLE OF CONTENTS

                                                          Page
                                                          ----
                Special Note Regarding
                   Forward-Looking Statements...............2
                Prospectus Summary..........................3
                CNE Group, Inc..............................3
                Risk Factors................................4
                Dividend Policy.............................15
                Use of Proceeds.............................15
                Selling Security holders....................15
                Plan of Distribution........................27
                Security Ownership of Certain
                   Beneficial Owners and
                   Management...............................28
                Description of Securities...................31
                Transfer Agent and Registrar................33
                Legal Matters...............................33
                Experts.....................................33
                Disclosure of the Commission
                   Position on Indemnification for
                   Securities Act Liabilities...............34
                Incorporation by Reference..................34
                Available Information.......................36

                             -------------------

================================================================================

================================================================================

                            5,393,594 COMMON SHARES
                               OFFERED BY SELLING
                     STOCKHOLDERS, 8,861,600 COMMON SHARES
                               OFFERED BY SELLING
                           STOCKHOLDERS UPON EXERCISE
                        OF WARRANTS, 1,000,000 SHARES OF
                           SERIES AA PREFERRED STOCK,
                          1,628,630 SHARES OF SERIES A
                              PREFERRED STOCK AND
                           ATTACHED CLASS A WARRANTS,
                            4,400 SHARES OF SERIES B
                         PREFERRED STOCK, AND 9,735,875
                          SHARES OF SERIES C PREFERRED
                           STOCK AND ATTACHED CLASS C
                                   WARRANTS.


                                 CNE GROUP, INC.
                                 _______________

                                   PROSPECTUS
                                 _______________

                                _______, __, 2004

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         SEC Registration Fee              $  2,858.92
         Printing                             5,000.00
         Legal Fees and Expenses             15,000.00
         Accounting Fees and Expenses        16,000.00
         Listing fees                        15,000.00
         Miscellaneous Expenses               2,500.00
                                           ------------
                  Total                    $ 56,358.92
                                           ============

*estimated

The Selling Stockholders will not pay any portion of the foregoing expenses.

Item 15. Indemnification of Directors and Officers.

Delaware General Corporation Law Section 145 provides for indemnification of directors and officers in terms sufficiently broad to permit such indemnification, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, Delaware law provides that a corporation may purchase and maintain insurance on behalf of an officer or director against liability incurred by the officer or director as an officer or director.

Our certificate of incorporation and by laws require that we indemnify our directors and officers to the fullest extent allowed under Delaware law. Our by laws also provide that we may purchase and maintain insurance on behalf of our officers and directors against any liability asserted against them as officers and directors. Currently, we carry no directors and officers liability insurance.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      Item 16. Exhibits and Financial Statement Schedule

      (a)   Unless noted otherwise the following exhibits are filed herewith:

            Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to other reports or registration statements filed by the Registrant under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and are hereby incorporated by reference.

            2.1 Agreement and Plan of Merger among CNE Group, Inc., CNE General Acquisition, Inc. (a wholly-owned subsidiary of CNE Group, Inc.) and CareerEngine Network, Inc., dated as of April 7, 2003 (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            2.2 Agreement and Plan of Reorganization of CNE Group, Inc., CNE Acquisition Corp. I (a wholly-owned subsidiary of CNE Group, Inc.), SRC Technologies, Inc. and others, dated April 23, 2003 (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            2.3 Agreement and Plan of Reorganization among CNE Group, Inc., CNE Acquisition Corp. II (a wholly-owned subsidiary of CNE Group, Inc.), Econo-Comm, Inc. D/B/A Mobile Communications and the Stockholders of Econo-Comm, Inc. dated as of April 23, 2003 (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            3.1 Certificate of Incorporation of CNE Group, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            3.2 Certificate of Amendment of the Certificate of Incorporation of CNE Group, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            3.3 Amended and Restated By-Laws of CNE Group, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            3.4 Amendment to Amended and Restated By-Laws of CNE Group, Inc. adopted on March 18, 2004 (Incorporated by reference to the Registrant's Current Report on Form 10-KSB filed on April 14, 2004.

            4.1 Certificate of Designations of CNE Group, Inc., Series A Preferred Stock adopted pursuant to Section 151(g) of the Delaware General

                  Corporation Law (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            4.2 Certificate of Designations of CNE Group, Inc., Series B Preferred Stock adopted pursuant to Section 151(g) of the Delaware General Corporation Law (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6,
                  2003).

            4.3 Certificate of Designations of CNE Group, Inc., Series C Preferred Stock adopted pursuant to Section 151(g) of the Delaware General Corporation Law (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6,
                  2003).

            4.4 Certificate of Designations of CNE Group, Inc., Series E Preferred Stock adopted pursuant to Section 151(g) of the Delaware General Corporation Law (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6,
                  2003).

            4.5 Form of Class A Warrants to Purchase Common Stock of CNE Group, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            4.6 Form of Class B Warrants to Purchase Common Stock of CNE Group, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            4.7 Form of Class C Warrants to Purchase Common Stock of CNE Group, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            4.8 Form of CNE Group, Inc. 10% Subordinated Note (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            4.9 Form of 8% Subordinated Note issued by CNE Group, Inc. to Gary Eichsteadt, to purchase all right, title and interest in Patent No. 6,060,979, dated April 23, 2003 (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            4.10 Certificate of Designations of CNE Group, Inc., Series AA Preferred Stock adopted pursuant to Section 151(g) of the Delaware General Corporation Law (Incorporated by reference to the Registrant's Current Report on Form 10-KSB filed on April 14, 2004).

            4.11 Form of Class BB Warrants to Purchase Common Stock of CNE Group, Inc.

            4.12 Form of Class F Warrants to Purchase Common Stock of CNE Group, Inc.

            5.1   Opinion of Barry Feiner, Esq.

            10.1 Asset Purchase Agreement between CNE Group, Inc. and Gary Eichsteadt, dated April 23, 2003 (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6,
                  2003).

            10.2 Assignment of patent by Gary Eichsteadt to CNE Group, Inc., dated April 23, 2003 (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            10.3 Pledge Agreement made by CNE Group, Inc. and Gary Eichsteadt, dated April 23, 2003 (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            10.4 Employment Agreement between CNE Group, Inc. and George W. Benoit (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            10.5 Employment Agreement between CNE Group, Inc. and Anthony S. Conigliaro (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            10.6 Employment Agreement between Connectivity, Inc. and Carol Gutowski (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            10.7 Employment Agreement between Econo-Comm, Inc. and Gary Eichsteadt (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            10.8 Employment Agreement between CNE Group, Inc. and Larry M. Reid (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            10.9 Employment Agreement between CNE Group, Inc. and Michael J. Gutowski (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            10.10 Employment Agreement between Econo-Comm, Inc. and Thomas L.
                  Sulllivan (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 6, 2003).

            21.0 Subsidiaries of the Registrant (Incorporated by reference to the Registrant's Current Report on Form 10-KSB filed on April 14, 2004).

            23.1  Consent of Barry Feiner, Esq. (included in Exhibit 5.1).

            23.2  Consent of Eisner LLP.

            23.3  Consent of Rosen Seymour Shapss Martin & Company LLP.

      (b)   Financial Schedules

            All schedules are omitted from this Registration Statement because they are not required or the required information is included in the Consolidated Financial Statements or Notes thereto.

      Item 17. Undertakings.

      (a)   Rule 415 Offerings.

            The undersigned issuer hereby undertakes that it will:

            (1) File, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and Notwithstanding the foregoing, if the total dollar value of securities offered would not exceed that which was registered, any increase or decrease in the volume of securities offered and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (e)   Request for acceleration of effective date.

            Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City and State of New York, on May 25, 2004

                                        CNE GROUP, INC.

                                        By:
                                           ---------------------------------
                                        George W. Benoit,
                                        Chairman and Chief Executive Officer

      In accordance with the requirements of the Securities Act, this Registration statement was signed by the following persons in the capacities and on the dates stated.

-----------------------------------
George W. Benoit                        Chairman of the Board and               May 25, 2004
                                        Chief Executive Officer

-----------------------------------
Anthony S. Conigliaro                   Chief Financial Officer                 May 25, 2004

-----------------------------------
Michael J. Gutowski                     President, Chief Operating              May 25, 2004
                                        Officer and Director

-----------------------------------
Larry M. Reid                           Executive Vice President and Director   May 25, 2004

-----------------------------------
Carol L. Gutowski                       Director                                May 25, 2004

-----------------------------------
David W. Dube                           Director                                May 25, 2004

-----------------------------------
Joseph G. Anastasi                      Director                                May 25, 2004

-----------------------------------
Charles W. Currie                       Director                                May 25, 2004